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                                                                  CONFORMED COPY



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) March 31, 1997


                                CIGNA CORPORATION
             (Exact name of registrant as specified in its charter)



         DELAWARE                        1-8323               06-1059331
(State or other jurisdiction            (Commission          (IRS Employer
    of incorporation)                   File Number)         Identification No.)



              ONE LIBERTY PLACE, 1650 MARKET STREET, P.O. BOX 7716
                PHILADELPHIA, PENNSYLVANIA             19192-1550
              (Address of principal executive offices)   (Zip Code)



               Registrant's telephone number, including area code


                                 (215) 761-1000


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)
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Item 6.           Resignation of Registrant's Director.

         In January 1997 Frank S. Jones, a member of the Board of Directors of CIGNA Corporation and some of its predecessor companies since May 1975, informed CIGNA's Chairman and Chief Executive Officer of his intention to resign from the Board and not stand for reelection in April. His resignation was effective on January 29, 1997.

         On March 27, 1997, Frank S. Jones wrote the Chairman and Chief Executive Officer requesting that his resignation and the reasons therefor be reported to the Securities and Exchange Commission. A copy of this letter, dated March 27 and received on March 31, 1997, is attached hereto as Exhibit 17.


REASONS FOR RESIGNATION

                  In tendering his resignation from the Board of Directors, Mr. Jones expressed his concern that in his view management has not shown the same degree of leadership relative to diversity of the workforce and business affairs of the company as it has in achieving the company's recognized strong financial performance. Mr. Jones recommended the appointment of an ad hoc committee of independent Board members to review the company's efforts in the area of diversity and make recommendations to management in that regard.

                  Mr. Jones suggested that the commitee should monitor the company's diversity efforts; that the diversity effort should be staffed with senior officers of the company; and that a person outside the company of the highest public integrity should be retained by the Board to report on the company's efforts in this area. Mr. Jones expressed concern that his proposal had not been given adequate consideration.


CIGNA'S VIEWS

                 CIGNA's senior management and Board of Directors have demonstrated a consistent and substantial commitment to the issue of diversity. Progress has been made. CIGNA, however, recognizes that continued efforts are
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necessary. Achieving successful results in the hiring, retention, and promotion of minorities and women throughout the workforce and in the external business affairs of the company remain among the highest ongoing priorities.

                 The Board of Directors, which has always included minorities and women among its members, oversees progress in meeting diversity objectives and requires a report detailing specific results and activities and a presentation to the Board each year. In addition, the Chairman of the Board has requested the Honorable William T. Coleman, Jr. and his law firm, O'Melveny & Myers LLP, to undertake a prudence review of CIGNA's efforts to promote diversity and to report his conclusions and recommendations to the Board. The request was made on January 28, 1997, and the Board of Directors discussed implementation of the prudence review at its February 26, 1997 meeting.

                  Promoting diversity in CIGNA's workforce and business affairs is a critical element of management responsibility throughout the company. CIGNA's commitment to diversity was recognized in 1996 by the receipt of the Department of Labor's Exemplary Volunteer Efforts (EVE) Award. The company's vision statement and management objectives highlight a commitment to maintaining a diverse workforce. High-level management attention is focused on diversity through the People Resources Committee of the Board and a corporate-level Diversity Council consisting of members from all divisions and a variety of job levels. The Council provides a forum for developing strategies to promote diversity in the workforce and business activities of CIGNA.

                  In addition to the EVE Award, CIGNA has been recognized by the National Black MBA Association (1996 Corporation of the Year), The Black Collegian Magazine ("Top 100 Preferred Employers"); Florida A&M (Support for Honors Program); NAACP Region II (Recognition for Furthering Equal Employment Opportunities); Working Mother Magazine ("100 Best Companies" list each of the last five years); ASPIRA (Support for Puerto Rican Youth); and Hispanic Business Magazine (The 100 Corporate Elite). These recognitions reflect the progress that is being made. For example, in 1996, one-third of the 250 new university hires were minorities and 56 percent were women. In addition, thirteen percent of externally purchased goods and services were obtained from firms owned by minorities and/or women (representing over $118 million in procurements in the past five years).

Item 7.           Financial Statements and Exhibits.


         (c) The exhibit accompanying this report is listed in the Index to Exhibits below.
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                  Pursuant to the requirements of the Securities Exchange Act of
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             CIGNA CORPORATION


Date: April 7, 1997                          By:   /s/ Carol J. Ward
                                                   -----------------
                                                       Carol J. Ward
                                                       Corporate Secretary




                                Index to Exhibits


Number          Description                                     Method of Filing
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
17         Letter re: director resignation                      Filed herewith